Exhibit 4.108

Equity Transfer Option Agreement

This Agreement was signed on June 23, 2014 in Beijing, the People's Republic of China (hereinafter referred to as "China") by and among:

Transferors:

Ma Bin

China ID card No.: 110107198311021231

Address: No.602, Unit 2, No.7 Building, No.29 South Babaoshan Road, Shijingshan District, Beijing Municipality

Hu Yongxin

China ID card No.: 430302196912161015

Address: No.702, Unit 3, No.1 building, No.222 Yard, Taipingqiao, Fengtai District, Beijing

Wu Zhenhua

China ID card No.: 140729197711050033

Address: No.6, Unit 4, Building 9, Liangdu, Liangdu Town, Lingshi County, Shanxi Province

Transferee:

Beijing Xinsi Yijia Technology Co., Ltd., a limited liability company established and existing under laws of China, with registered address at Room 409, 4/F, No.4 Building, No.5 Yard, East Shangdi Road, Haidian District,Beijing and legal representative of Yue Qian;

In this Agreement, Ma Bin, Hu Yongxin and Wu Zhenhua are collectively referred to as "Transferors"; "Transferee" simultaneously represents Beijing Xinsi Yijia Technology Co., Ltd. and other third parties designated by it; "Transferors", and "Transferee" are collectively referred to as the "Parties".

Whereas:

1. Beijing Dingyuan Technology Co., Ltd. (hereinafter referred to as the "Target Company"), a limited liability company established and validly existing under laws of China, with registered address at Room 401, 4/F, No.4 Building, No.5 Yard, East Shangdi Road, Haidian District,Beijing and legal representative of Yue Qian. As of the signing date of this Agreement, the registered capital of the Target Company is RMB10 million, of which Ma Bin contributes RMB3.4 million, and holds 34% equities of the Target Company; Hu Yongxin contributes RMB3.3 million, and holds 33% equities of the Target Company; Wu Zhenhua contributes RMB3.3 million, and holds 33% equities of the Target Company.

2. The Transferors agrees to grant the Transferee an exclusive and irrevocable purchase Option so that the Transferee (and other third parties designated by it) can opt to purchase equities held by the Transferors in the Target Company at the time as the Transferee deems appropriate under conditions determined in this Agreement.

Therefore, the Parties have reached consensus on matters relating to Options involved in Equity Transfer through friendly consultation; in order to specify the rights and obligations of the Parties, this Agreement is hereby concluded.

1. Definitions:

Unless otherwise provided or agreed in laws of China and this Agreement, definitions and meanings of words and names herein are subject to the following interpretations:

1.1 Equity: refers to all shareholders' rights enjoyed by Transferors as granted by laws of China and the articles of association of the Target Company because they make capital contributions to the registered capital of the Target Company and have the shareholder qualification of the Target Company, including but not limited to the right to receive dividends and bonus of the Target Company, make major decisions and choose management personnel, and for the purpose of specifying the scope of equities, also including the right to distribute the undistributed profit and other interests of the Transferors in the Target Company from the establishment date to the Closing Date.

1.2 Transferred Equity: refers to that all or part of equities of Transferors in the Target Company that shall be transferred to the Transferee (and other third parties designated by it) according to this Agreement and the Transferee's unilateral right of choice, including 34% Equity Ma Bin holds in the Target Company, 33% Equity Hu Yongxin holds in the Target Company and 33% Equity Wu Zhenhua holds in the Target Company; the number of Equity Transferred by Ma Bin and/or Hu Yongxin and/or Wu Zhenhua shall not exceed the largest amount permitted by laws and regulations of China at that time and meeting the Target Company's requirement for maintaining its status of independent legal person.

1.3 Equity Transfer: refers to that the Transferee (and other third parties designated by it) exercises the Option to purchase the Transferred Equity under this Agreement.

1.4 Option: refers to Options involved in Equity Transfer granted by Transferors to the Transferee under Article 2.1 hereof.

1.5 Option Exercise Period: refers to the Option Exercise Period from the effective date of this Agreement (as defined below) to the date when 100% Equity of the Target Company has been transferred to the Transferee (and other third parties designated by it) or Transferors and the Transferee agree to terminate this Agreement in writing.

1.6 Option Price: refers to the consideration for the Transferors' grant of Option of the Transferee hereunder, i.e., RMB10. The Transferee shall pay such consideration to the Transferors in cash on the effective date.

1.7 Option Exercise Notice: refers to the notice given during the Option Exercise Period by the Transferee to Transferors which indicates that the Transferee decides to exercise the exclusive right of purchase to purchase (or designate other third parties to purchase) all or part of Transferred Equity.

1.8 Appraisal Company: refers to the appraisal company hired by the Transferee as needed for being transferred with the Transferred Equity.

1.9 Auditor: refers to the auditor hired by the Transferee as needed for being transferred with the Transferred Equity.

1.10 Closing: refers to the whole process of the Transferee's being transferred with the Transferred Equity.

1.11 Closing Date: refers to the date when all parties to the Equity Transfer (including other third parties designated by it) complete industrial and commercial registration for change and all relevant formalities for Equity Transfer under laws of China.

1.12 Effective Date: refers to the date when all parties hereto sign this Agreement in accordance with the law.

1.13 Subsidiaries: refers to Subsidiaries in which the Target Company holds equities or companies, branches or offices whose board of directors and/or daily operation can be controlled directly or indirectly by the Target Company.

2. Option

2.1 Grant of Option: For consideration of Option Price, the Transferors hereby jointly and separately, irrevocably and unconditionally grant the Transferee with exclusive right of purchase, and the Transferee has the right to be transferred, according to its unilateral right of choice, or designate other third parties to be transferred with the Transferred Equity according to this Agreement and conditions and procedures stipulated by laws at any time during the Option Exercise Period.

2.2 Option agreed hereunder is the Transferee's unilateral right of choice and does not represent the Transferee's obligation or commitment to acquire Transferred Equity.

2.3 The Transferee has the right to give an Option Exercise Notice to Transferors to exercise the Option, at any time during the Option Exercise Period. Such notice shall include the amount of Transferred Equity to be purchased by, the purchase price for Transferred Equity to be purchased by the Transferee (and/or other third parties designated by it), and the payment method and Closing date.

2.4 The purchase price of Transferred Equity shall be otherwise negotiated by the Parties at the time of exercising the Option. If laws of China and/or examination and approval authorities have any restrictive provisions on the minimum purchase price and its determination basis at the time of exercising the Option (hereinafter referred to as the "statutory requirement"), the purchase price for Transferred Equity shall minimally meet the statutory requirement.

2.5 Investigation: As of the Effective Date, for the purpose of exercising the Option, the Transferee has the right to independently or according to its unilateral right of choice entrust its lawyer, accountant, auditor or other entrustees (hereinafter referred to as "professional personnel") to enter, during the business hours of the Target Company, the premises of the Target Company and its Subsidiaries to investigate their production, operation and sales activities; the Transferee and/or professional personnel have the right to access to and copy accounting records, account books, rights vouchers of the Target Company and its Subsidiaries and any and all other documents and materials as the Transferee deems necessary, and have the right to require the Transferors to provide any and all documents as the Transferee deems necessary within a reasonable extent. The Transferors shall try its best to meet the said requirements of the Transferee and/or professional personnel and assist the Transferee and/or professional personnel in completing such investigation.

2.6 Financial advisers report: If according to laws of China and/or other countries and regions governing the Transferee (including other third parties designated by it) and listing rules of the relevant listing place, the Transferee shall hire an independent financial adviser to issue report on the fairness and reasonableness of exercise of Option at the purchase price of Transferred Equity, then the Transferors shall provide account books and records of the Target Company to the said financial adviser, allow such financial adviser to make a survey of the site and assist it in preparing the report at its request. Costs of the Transferee or its designated financial adviser shall be borne by the Transferee.

2.7 Closing: The Parties may sign the corresponding Equity Transfer Agreement according to terms and conditions determined herein, in respect of the exercise by the Transferee (and/or other third parties designated by it) of Option hereunder two days after the Transferee gives the Option Exercise Notice according to Article 2.3 hereof or at other time as agreed by the Parties. Meanwhile, the Transferors undertake that when the Transferee exercise the Option, four days after the Transferee gives the Option Exercise Notice or at other time agreed by the Parties, the Transferors shall immediately assist the Transferee in handling the formalities for approval and industrial and commercial registration of change for Equity Transfer, and deliver to the Transferee (and/or other third parties designated by it) documents and materials necessary for its exercise of the Equity rights.

2.8 Payment method for purchase price: At the time of Closing, the Parties agree that the Transferee has the right to choose to pay the purchase price in cash and/or other method agreed by the Parties.

3 Equity Transfer

3.1 Given the Transferee exercise the Option, the Transferors agree to transfer to the Transferee (and other third parties designated by it), and the Transferee agrees to purchase from the Transferors (or other third parties designated) according to the Option Exercise Notice and terms hereof, Transferred Equity of the Target Company.

3.2 The Transferors will, according to the requirements of the Transferee (and other third parties designated by it) sign all necessary documents, statements, instructions and carry out all necessary acts, complete all necessary registration or other formalities so that the Transferee can complete Equity Transfer and all interests hereunder can be granted to the Transferee (and other third parties designated by it).

3.3 On the Closing Date, the Transferred Equity to be transferred by the Transferors to the Transferee (and other third parties designated by it) shall be free of right of pledge, right of mortgage or third party interests, and will not be involved in any confiscation, sale off and other disputes. As of the Closing Date, the Transferee (and other third parties designated by it) will enjoy and bear rights and obligations relating to the Transferred Equity Transferred to it, and the Transferors will not enjoy and bear rights and obligations relating to the Transferred Equity.

As of the date of issuance of the Option Exercise Notice or another date agreed by the Parties, all rights, interests, gains and obligations relating to part of the Transferred Equity proposed to be transferred will belong to the Transferee and be assigned to the Transferee on the Closing Date.

3.4 If the Transferee decides to exercise the Option to purchase the Transferred Equity, as of the Closing Date, to the extent permitted by laws and industrial policies of China, the Transferee (and other third parties designated by it) have the final right to make decision on revising the articles of association of the Target Company, reorganizing the board of directors, the board of supervisors and operation management institution of the Target Company and appointing and removing members thereof.

3.5 Non-competition:

3.5.1 The Transferors undertake and warrant to the Transferee that if the Transferee chooses to exercise the Option to purchase the Transferred Equity, within five years as of the Closing Date:

(1) the Transferors and their directors (including current and future directors) and their respective Subsidiaries will not, either individually or jointly, on behalf of or via any third party, instigate any persons, companies, institutions, or organizations who or that are customers, clients, agents, representatives or contacts of the Target Company or its Subsidiaries on the Closing Date or have made business transactions with the Target Company or its Subsidiaries for long time, to leave the Target Company or not to make business transactions with the Target Company;

(2) without prior written consent of the Transferee, the Transferors and their directors (including current and future directors) and their respective Subsidiaries will not, either individually or jointly, on behalf of or via any third party, instigate any persons who are senior management personnel, important sales personnel, technical personnel of the Target Company or its Subsidiaries on the Closing Date , to leave the Target Company and its Subsidiaries, no matter whether such leave violates the labor agreements/employment agreements between the Target Company or its Subsidiaries and such persons or not;

(3) the Transferors and their directors (including current and future directors) and their respective Subsidiaries will not, either individually or jointly, on behalf of or via any third party, engage, in whatsoever form, in business in competition with the business of the Target Company and/or the business of the Transferee or Subsidiaries directly or indirectly held by the Transferee.

3.5.2 Any obligations under Article 3.5.1 hereof shall be deemed as separate and independent have equal enforceability; if all or any part of any obligation is deemed or will be deemed as unenforceable, the enforceability of the remaining part will not be affected.

3.5.3 Though restrictions specified in Article 3.5.1 hereof are considered reasonable by the Parties in all circumstances, the Parties acknowledge that such restrictions may be unrealizable due to unpredictable technical reason, so the Parties hereby agree and declare that: If such restrictions will be deemed as invalid as they exceed the interests that can reasonably protect the Transferee and/or the Target Company in any circumstance, but will be valid after part of the expressions, time limits, regional limits are revised, then such revisions are necessary and the revised restrictions will remain valid.

4 Statements, Warranties and Undertakings

4.1 The Transferors state, warrant and undertake to the Transferee as follows:

(1) the Target Company is a limited liability company legally established under laws of China and validly existing; the Transferors have paid in full their contributions to the Target Company according to the articles of association of the Target Company and the Target Company remains a status of adequate capital; the Target Company legally and effectively owns and uses all its assets and operates its business;

(2) as of the Effective Date of this Agreement, Ma Bin, Hu Yongxin and Wu Zhenhua legally and beneficially hold 100% Equity of the Target Company; no third party has the right to require the allocation, issuance, sales, transfer or convert any shares or loan capital of the Target Company and its Subsidiaries according to any share Option, share conversion right, pre-emptive right or other agreements;

(3) as of the Effective Date of this Agreement, the articles of association of the Target Company (including the supplements or revisions thereto) has completely set out the rights and restrictions on the statutory share capital of the Target Company;

(4) the Transferors have full capacity for private right and capacity for civil conduct to enter into this Agreement which, once taking effect, will constitute a binding obligation on the Transferors and whose conclusion and performance will not lead to the violation of any contract, agreement or legally binding instrument signed;

(5) before the final Closing Date, without prior written consent of the Transferee, they will not directly or indirectly transfer or sell any Equity they hold in the Target Company to any third party and/or set any hypotheque or other encumbrance on such Equity;

(6) before the final Closing Date, without prior written consent of the Transferee, Ma Bin, Hu Yongxin, Wu Zhenhua and the Target Company will not directly or indirectly issue new shares or make any transactions affecting the current Equity allocation, or directly or indirectly transfer or sell any Equity in the Subsidiaries to any third party;

(7) before the final Closing Date, without prior written consent of the Transferee, they will not directly or indirectly sell, pledge or mortgage any assets of the Target Company and its Subsidiaries or be involved in any confiscation, sale off and other disputes;

(8) before the final Closing Date, without prior written consent of the Transferee, they may not distribute any dividends, interests and any other benefits of the Target Company;

(9) Before the final Closing Date, without prior written consent of the Transferee, there will be no change in the members of the board of directors of the Target Company and the legal and normal operation of the relevant business, and no material adverse change in the relevant business and financial position; and without prior written consent of the Transferee, there may be no material adjustment or change in the relevant business operation and will be no transactions that are not made based on fair dealing terms and without adequate and proper consideration;

(10) they will sign and issue any and all legal instruments required to be signed and issued at the time of handling Equity Transfer and all relevant formalities; and will urge the relevant third parties to sign and issue such legal instruments;

(11) after this Agreement is signed, they may not revoke or cancel rights and interests granted to the Transferee hereunder and not sign any documents or commitments conflicting contents hereof with any third party;

(12) after this Agreement is signed, without prior written consent of the Transferee, they may not modify the articles of association of the Target Company.

4.2 Representations and Warranties of the Transferee:

(1) The Transferee is a limited liability company established under laws of China and validly existing;

(2) the Transferee has passed all necessary internal procedures, and obtained all necessary authorization and approval for signing this Agreement;

5 Applicable Laws

Any and all matters relating to this Agreement, including but not limited to its effectiveness, interpretation, performance, dispute resolution, shall be governed by the laws of China.

6 Disputes Resolution

6.1 Negotiation

The Parties shall settle any disputes arising from or relating to this Agreement first through negotiation. If such negotiation fails within 30 days after the disputes incur, any Party may refer the dispute to arbitration according to this Agreement.

6.2 Arbitration

Any arbitration application shall be submitted to the China International Economic and Trade Arbitration Commission ("CTRTAC") for arbitration in Beijing according to arbitration rules effective at the time of application. The arbitral tribunal shall have three (3) arbitrators. Each Party shall appoint one arbitrator. If the Parties cannot reach a consensus on the appointment of the third arbitrator, such third arbitrator shall be appointed by CIETAC and act as the chief arbitrator of the arbitral tribunal. Arbitration award shall be final and binding upon all the Parties. Unless otherwise stated in the arbitral award, the arbitration fee shall be borne by the losing party.

6.3 Responsibility to continue to perform this Agreement

During arbitration period, except for matters or obligations in dispute that are referred to arbitration, the Parties shall continue to perform all other obligations under this Agreement.

7 Miscellaneous

7.1 Any modification of this Agreement shall be made in written form, and signed by the Parties. The modified part and added part are integral part of this Agreement;

7.2 Unless otherwise provided in this Agreement, without the prior written consent of the Transferee, the Transferors shall not assign any part of responsibilities or interests hereunder to any third party;

7.3 If any provision of this Agreement is held invalid by the arbitral institution or people's court, the effect of other provisions will not be affected;

7.4 This Agreement constitutes the entire statements and agreements among the Parties, and supersedes any written or oral representations, warranties, understanding and agreement made by the Parties in respect of the purpose hereunder before this Agreement is signed. The Parties agree and confirm that no representations or commitments not stipulated herein constitute the basis of this Agreement; therefore, they cannot serve as the basis for determining the rights and obligations of the Parties and interpreting terms and conditions hereof;

7.5 Any notice stipulated herein shall be made in written form in Chinese, and delivered by registered mail, hand, DHL or similar courier company, fax, telex, email or other electronic communication ways. The notice will be deemed as served when it is delivered to the registered address of the receiving party. If delivered by registered mail, the receipt date indicated on the mailing receipt shall be the date of service. If delivered by DHL or similar courier company, the delivery date formally confirmed shall be the date of service; if delivered by fax, the notice will be deemed as served when the confirmation information from the fax machine is received; if delivered by telex or email, the second working date after the sending date shall be the date of service.

7.6 Headings and serial numbers of all clauses hereof are for reference only and do not determine or affect the meaning and interpretation of any and all terms and conditions.

7.7 This Agreement shall come into force upon legal signatures by the Parties.

7.8 The Agreement is written in Chinese. This Agreement is made in four copies with each Party holding one copy with equal legal effect.

In witness whereof, this Agreement was signed by the Parties or their authorized representatives on the date first written above.

/s/ Ma Bin

/s/ Hu Yongxin

/s/ Wu Zhenhua

/s/ Beijing Xinsi Yijia Technology Co., Ltd.

Legal / Authorized representative: /s/ Yue Qian